Exhibit (e)(2)

Rimrock Funds Trust

FORM OF SELLING DEALER AGREEMENT

We at DLX Financial Group, LLC (“DLX”), the principal underwriter of the Rimrock Funds Trust (the “Trust”), invites you, __________ to distribute shares of the Trust’s mutual funds, or the separate series or classes of the mutual funds, listed on Schedules A and/or B attached to this Agreement (the “Portfolios”) pursuant to the terms and criteria referenced in each Schedule. We may periodically change the list of Portfolios by giving you written notice of the change. As agent for the Portfolios, we offer to sell Portfolio shares to you on the following terms:

1.        Certain Defined Terms: As used in this Agreement, the term “Prospectus” means the applicable Portfolio’s Prospectus and related Statement of Additional Information, whether in paper format or electronic format, included in the Portfolio’s then currently effective registration statement (or post-effective amendment thereto), and any information that we or the Portfolio may issue to you as a supplement to such Prospectus or Statement of Additional Information (a “sticker”), all as filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933.

2.        Purchases of Portfolio Shares for Sale to Customers: (a) In offering and selling Portfolio shares to your customers, you agree to act as dealer for your own account; you are not authorized to act as agent for us or for any Portfolio.

(b)  You agree to offer and sell Portfolio shares to your customers only in accordance with the terms and conditions set forth in each Portfolio’s Prospectus and only at the applicable public offering price in accordance with the Prospectus. You agree to deliver or cause to be delivered to each customer, at or prior to the time of any purchase of shares, a copy of the then current Prospectus (including any stickers thereto), unless such Prospectus has already been delivered to the customer, ancl to each customer who so requests; a copy of the then current Statement of Additional Information (including any stickers thereto).

(c)  You agree to purchase Portfolio shares from us only to cover purchase orders that you have already received from your customers, or for’your own investment. You also agree· not to purchase any Portfolio shares from your customers at a price lower than the applicable redemption price, determined in the manner described in the Prospectus. You will not withhold placing customers’ orders so as to profit yourself as a result of such withholding ‘(fot example, by a change in a Portfolio’s net asset value from that used in determining the offering price to your customers). You represent that any order, instruction and/or related information transmitted to us by you for the purchase, redemption or exchange of Portfolio shares has been authorized by your customers.

(d)  We will accept your purchase orders only at the public offering price applicable to each order, as determined in accordance with the Prospectus. We will not accept from you a conditional order for Portfolio shares. All orders are subject to acceptance or rejection by us in our sole discretion. We may, without notice, suspend sales or withdraw the offering of Portfolio shares, or make a limited offering of Portfolio shares.

(e)  The placing of orders with us will be governed by instructions that we will periodically issue to you. You must pay for Portfolio shares in federal funds in accordance with such instructions, and we must receive your payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934 (the “1934 Act”). If we do not receive your payment on or before such settlement date, we may, without notice, cancel the sale, or, at our option, sell the shares that you ordered back to the issuing Portfolio, and we may hold you responsible for any loss suffered by us or the issuing Portfolio as a result of your failure to make payment as required.

(f)  You certify that all orders for the purchase, exchange or redemption of shares of the Portfolios transmitted by you to Northern Trust Company (“NT”), as the transfer agent for such Portfolios, will be in compliance with all applicable rules and regulations. Specifically, you certify that you will transmit to NT only those purchase, exchange and redemption orders (“Orders”) for the Portfolios which are received by you or your agent from the shareholder before the Portfolio’s net asset value is calculated as specified in the Portfolio’s Prospectus (generally 4:00 p.m. Eastern Standard Time). In the alternative, you certify that if such Orders are received by you or your agent from the shareholder after the Portfolio’s net asset value is calculated as specified in the Portfolio’s Prospectus (generally 4:00 p.m. Eastern Standard Time), then you shall transmit such Orders with instructions indicating that such Orders shall receive the next day’s net asset value as specified in the Portfolio’s Prospectus.

(g)  You agree to comply with all applicable state and federal laws and with the rules and regulations of authorized regulatory agencies thereunder. You agree to offer and sell Portfolio shares only in States and other jurisdictions where you may legally offer and sell such Portfolio’s shares. You will not offer shares of any Portfolio for sale unless such shares are registered for sale under the applicable state and federal laws and the rules and regulations thereunder.

(1)  You agree to comply with your obligations under applicable anti-money laundering (“AML”) laws, rules and regulations, including but not limited to your obligations under the United States Bank Secrecy Act of 1970, as amended (by the USA PATRIOT Act of 2001 and other laws), and the rules, regulations and official guidance issued thereunder (collectively, the “BSA”).

(2)  You agree to assist the Portfolios in complying with their obligations under the BSA. Such assistance shall include but not be limited to helping the Portfolios comply with any obligation applicable to them:

(i)	to prevent money laundering and terrorist financing;

(ii)	to detect and report suspicious activity;

(iii)	to perform any legally required due diligence;

(iv)	to adhere to any special measures imposed by the U.S. Department of the Treasury pursuant to the BSA (the “Special Measures”);

(v)	to collect and retain legally required customer information, verify customer identity; and

(vi)	to share information about suspected money laundering or terrorist activity.

(3)  To the extent that the Portfolios’ transfer agent may request reliance upon you by the Portfolios to perform all customer identification program obligations of the Portfolios under the BSA (the “CIP Obligations”) on their behalf in accordance with your own policies and procedures, which you represent and warrant to be reasonably designed to comply with the BSA, you agree to allow the Portfolios to rely on you to perform the CIP Obligations. If CIP reliance by the Portfolios described above in this paragraph is requested, you agree to provide us any requested annual certifications that, for example, you have implemented an AML program and that you will perform the CIP Obligations or other mutually agreed upon AML functions on behalf of the Portfolios.

(4)  The parties agree that the Portfolios, their affiliates, you and your affiliates will take steps reasonably designed to maintain confidentiality of Suspicious Activity Reports (“SARs”), SAR filings, and the information contained in SARs as required under the BSA and shall decline to produce a SAR or disclose a SAR that has been prepared or filed to any party unaffiliated with the filing entity except as permitted under the BSA.

(5)  You agree to undertake inquiry and due diligence regarding the customers to whom you offer and/or sell Portfolio shares or on whose behalf you purchase Portfolio shares and that the inquiry and due diligence is reasonably designed to determine that you are not prohibited from dealing with any such customer by (i) any sanction administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury (collectively, the “Sanctions”); or (ii) any of the Special Measures.

(6)   You hereby represent, covenant and warrant to us that:

(i)  None of your employees who are authorized in connection with their employment to transact business with us in accounts in your name, in any nominee name maintained for you, or for which you serve as financial institution of record are designated or targeted under any of the Sanctions or Special Measures and that no transactions placed in any such accounts by any of your authorized employees will contravene any of the Sanctions or Special Measures;

(ii)  As the Sanctions or Special Measures are updated, you shall periodically review them to confirm that none of your employees that are authorized to transact business with us are designated or targeted under any of the Sanctions or Special Measures; and

(iii)  You, including any of your affiliates, do not maintain offices in any country or territory to which any of the Sanctions or Special Measures prohibit the export of services or other dealings.

(7)  You agree to notify us or the Portfolios’ transfer agent promptly when and if you learn that the establishment or maintenance of any account holding, or transaction in or relationship with a holder of, Portfolio shares pursuant to this Agreement violates or appears to violate any of the Sanctions or Special Measures.

(h)  Certificates evidencing Portfolio shares are not available; any transaction in Portfolio shares will be effected and evidenced by book-entry on the records maintained by NT. A confirmation statement evidencing transactions in Portfolio shares will be transmitted to you.

(i)  You may designate NT to execute your customers’ transactions in Portfolio shares in accordance with the terms of any account, program, plan, or service established or used by your customers, and to confirm each transaction to your customers on your behalf. At the time of the transaction, you guarantee the legal capacity of your customers and any co-owners of such shares so transacting in such shares.

3.       Your Compensation: (a) Your concession, if any, on your sales of Portfolio shares will be as provided in the Prospectus or in the applicable schedule of concessions issued by us and in effect at the time of our sale to you. Upon written notice to you, we or any Portfolio may change or discontinue any schedule of concessions, or issue a new schedule.

(b)       If a Portfolio has adopted a plan pursuant to Rule 12b-l under the Investment Company Act of 1940 (a “Plan”), we may make distribution payments or service payments to you under the Plan. If a Portfolio does not have a currently effective Plan, we or Rimrock Capital Management, LLC (“Rimrock”) may make distribution payments or service payments to you from our own funds.

1)  Any distribution payments or service payments will be made in the amount and manner set forth in the Prospectus or in the applicable schedule of distribution payments or service payments issued by us and then in effect.

2)  Any service payments made to you by the Portfolios are made in consideration for personal services and/or account maintenance services provided by you to shareholders of the applicable Portfolio, and you hereby represent by your acceptance of such payments that you are providing such services. Your provision of these services is not on behalf of the Portfolios or us, and you agree that we are not responsible for the manner of your performance of or for any of your acts or omissions in connection with such services.

3)  By accepting any such distribution or service payments from us, you hereby represent that your receipt of such payment will comply with all applicable laws and regulations, or order of any court, governmental or regulatory body, and that you will provide to your clients disclosure of all appropriate facts relating to such payments in compliance with all such laws, regulations and orders.

4)  By accepting any such distribution or service payments from us, you also acknowledge that Fidelity does not direct and will not be expected to direct portfolio securities transactions for the Portfolios, or any remuneration described in Rule 12b-l(h) under the Investment Company Act of 1940, to you in consideration of your promotion or sale of shares of the Portfolios. We acknowledge that the Portfolios have implemented and the Board of Directors has approved policies and procedures reasonably designed to comply with Rule 12b-l (h).

5)  Upon written notice to you, we or any Portfolio may change or discontinue any schedule of distribution payments or service payments, or issue a new schedule. A schedule of distribution payments or service payments will be in effect with respect to a Portfolio that has a Plan only so long as that Portfolio’s Plan remains in effect.

(c)  After the effective date of any change in or discontinuance of any schedule of concessions, distribution payments, or service payments, or the termination of a Plan, any concessions, distribution payments, or service payments will be allowable or payable to you only in accordance with such change, discontinuance, or termination. You agree that you will have no claim against us or any Portfolio by virtue of any such change, discontinuance, or termination. In the event of any overpayment by us of any concession, distribution payment, or service payment, you will remit such overpayment.

(d)                         You understand and agree that to the extent any of DLX, the Trust, Rimrock, or their respective affiliates provides distribution and/or service payments, including marketing or promotional support, or other payments to your firm other than compensation paid in the regular course of business as further described in fund prospectuses, such payments shall be deemed by DLX, the Trust, Rimrock, or their affiliates to be non-reportable for purposes of the Labor-Management Reporting and Disclosure Act and the Form LM-10 requirements. These payments are provided to your firm in return for your provision of certain distribution and service-related activities. As such, the payments shall not be considered reimbursements of the type that would trigger an LM-10 reporting obligation pursuant to the Department of Labor’s guidance. If your firm uses funds provided by DLX, the Trust, Rimrock or its affiliates to make expenditures that could trigger an LM-10 reporting obligation, any such obligation shall be the sole responsibility of your firm. If, however, your firm at the time it requests distribution and/or service payments, or other similar payments for the specific purpose of making expenditures that could trigger an LM-10 reporting obligation, your firm must notify DLX at the time of the request. Your firm also agrees to provide to DLX any and all information required to report such payment(s) in accordance with then current Form LM-10 requirements. The Trust and NT reserve the right to decline your firm’s request for distribution or service payments, and other similar payments that could trigger an LM-10 reporting obligation for DLX, the Trust, Rimrock, or their affiliates.

(e)  If any Portfolio shares sold to you by us under the terms of this Agreement are redeemed by the issuing Portfolio or tendered for redemption by the customer within seven (7) business days after the date of our confirmation of your original purchase order for such shares, you agree (i) to refund promptly to us the full amount of any concession, distribution payment, or service payment allowed or paid to you on such shares, and (ii) if not yet allowed or paid to you, to forfeit the right to receive any concession, distribution payment, or service payment allowable or payable to you on such shares. We will notify you of any such redemption within ten (10) days after the date of the redemption.

4.       Certain Types of Accounts: (a) Omnibus Accounts: You may instruct NT to register purchased shares in your name and account as nominee for your customers. If you hold Portfolio shares as nominee for your customers, you agree to administer and maintain such account so that the terms and conditions of the Prospectus, including but not limited to those set forth below, apply to each customer, subject to such procedures, including the Omnibus Requirements attached hereto as Schedule B, that we and/or NT may from time to time issue to you. You further agree to notify us, in advance, of any new omnibus accounts opened by you. We reserve the right, at our discretion, to verify your compliance with the terms and conditions of the Prospectus by inspecting your tracking and accounting system or otherwise.

(b)   Disclosed Accounts: With respect to accounts other than those accounts referred to in paragraph 4(a) above, you agree to provide us with all information (including certification of taxpayer identification numbers and back-up withholding instructions) necessary or appropriate for us to comply with legal and regulatory reporting requirements.

(c )   Networked Accounts: Accounts opened or maintained pursuant to the NETWORKING system of the National Securities Clearing Corporation (“NSCC”) will be governed by applicable NSCC rules and procedures and any agreement or other arrangement with us relating to NETWORKING.

(d)   All Accounts: You further agree to provide information requested by us and/or NT, as more fully described in Schedule C of this Agreement, regarding shareholders who hold Portfolio shares directly or indirectly through an account with you and to execute any instructions from us or FIIOC to restrict or prohibit further purchases or exchanges of Portfolio shares.

5.         Status as Registered Broker/Dealer: (a) Each party to this Agreement represents to the other party that (i) it is registered as a broker/dealer under the 1934 Act, (ii) it is qualified to act as a broker/dealer in the states where it transacts business, and (iii) it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”). Each party agrees to maintain its broker/dealer registration and qualifications and its FINRA membership in good standing throughout the term of this Agreement. Each party agrees to abide by all of FINRA’s rules and regulations, including the applicable Conduct Rules -- in particular, Section 2341 of such Rules, which section is deemed a part of and is incorporated by reference in this Agreement. This Agreement will terminate automatically without notice in the event that either party’s FINRA membership is terminated.

(b)   Nothing in this Agreement shall cause you to be our partner, employee, or agent, or give you any authority to act for us or for any Portfolio. Neither we nor any Portfolio shall be liable for any of your acts or obligations as a dealer under this Agreement.

6.         Information Relating to the Portfolios: (a) No person is authorized to make any representations concerning shares of a Portfolio other than those contained in the Portfolio’s Prospectus. In buying Portfolio shares from us under this Agreement, you will rely only on the representations contained in the Prospectus. Upon your request, we will furnish you with a reasonable .number of copies of the Portfolios’ current prospectuses or statements of additional information or both (including any stickers thereto).

(b)   Any printed or electronic information that we furnish you (other than the Portfolios’ Prospectuses and periodic reports) is our sole responsibility and not the responsibility of the respective Portfolios. You agree that the Portfolios will have no liability or responsibility to you with respect to any such printed or electronic information. We or the respective Portfolio will bear the expense of qualifying its shares under the state securities laws.

(c)   You may not use any sales literature or advertising materials, including materials disseminated through radio, television, or other electronic media, concerning Portfolio shares, Rimrock products and services or Trust investments (“sales literature or advertising materials”), other than the printed or electronic information that we furnish to you without obtaining our prior written approval. You may not distribute or make available to investors any information that we furnish you marked “FOR DEALER USE ONLY” or that otherwise indicates that it is confidential or not intended to be distributed to investors.

(d)   The Trust remains the owner with all right, title and interest in any sales literature or advertising materials whether we furnish it to you directly or we approve its use in writing. You agree that you will do nothing inconsistent with our ownership thereof. You agree to use any sales literature or advertising materials only in the form and manner furnished by us and not to create or disseminate any derivative materials without our express written approval. We are not responsible for the content of any such derivative materials.

(e)   Upon written notice from us or the termination of this Agreement, you agree to cease immediately all use of any sales literature or advertising materials furnished or approved in writing by us and shall destroy, at your expense, such sales literature or advertising materials. You agree to provide us with a written certification, upon request, that all sales literature or advertising materials have been destroyed.

7.         Indemnification: (a) DLX will indemnify and hold you harmless from any claim, demand, loss, expense, or cause of action resulting from the misconduct or negligence, as measured by industry standards, of DLX, its agents and employees, in carrying out our obligations under this Agreement. Such indemnification will survive the termination of this Agreement.

(b) You will indemnify and hold us harmless from any claim, demand, loss, expense, or cause of action resulting from the misconduct or negligence, as measured by industry standards, of you, your agents and employees, in carrying out your obligations under this Agreement. Such indemnification will survive the termination of this Agreement.

8.        Customer Lists: We hereby agree that we shall not use any list of your customers which may be obtained in connection with this Agreement for the purpose of solicitation of any product or service without your express written consent. However, nothing in this paragraph or otherwise shall be deemed to prohibit or restrict us or our affiliates in any way from solicitations of any product or service directed at, without limitation, the general public, any segment thereof, or any specific individual, provided such solicitation is not based upon such list.

9.        Duration of Agreement: This Agreement, with respect to any Plan, will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of a Portfolio’s Trustees who are not interested persons of the Portfolio (as defined in the Investment Company Act of 1940 (the “1940 Act”)), or a majority of the outstanding shares of the Portfolio, vote to terminate or not to continue the Plan. This Agreement, other than with respect to a Plan, will continue in effect from year to year after its effective date, unless terminated as provided herein.

10.       Amendment and Termination of Agreement: (a) We may amend any provision of this Agreement by giving you written notice of the amendment. Either party to this Agreement may terminate the Agreement without cause by giving the other party at least thirty (30) days’ written notice of its intention to terminate. This Agreement will terminate automatically in the event of its “assignment” (as defined in the 1940 Act).

(b)   In the event that (i) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against you; (ii) you file a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law, or a proceeding is commenced against you seeking such relief; or (iii) you are found by the SEC, FINRA, or any other federal or state regulatory agency or authority to have violated any applicable federal or state law, rule or regulation arising out of your activities as a broker/dealer or in connection with this Agreement, this Agreement will terminate effective immediately upon our giving notice of termination to you. You agree to notify us promptly and to immediately suspend sales of Portfolio shares in the event of any such filing or violation, or in the event that you cease to be a member in good standing of FINRA.

(c)   Your or our failure to terminate this Agreement for a particular cause will not constitute a waiver of the right to terminate this Agreement at a later date for the same or another cause. The termination of this Agreement with respect to any one Portfolio will not cause its termination with respect to any other Portfolio.

11.       Arbitration: In the event of a dispute, such dispute will be settled by arbitration before arbitrators sitting in Irvine, California in accordance with the FINRA Code of Arbitration Procedure for Industry Disputes in effect at the time of the dispute. The arbitrators will act by majority decision and their award may allocate attorneys’ fees and arbitration costs between us. Their award will be final and binding between us, and such award may be entered as a judgment in any court of competent jurisdiction.

12.       Notices: All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by email delivery (with a confirming copy by mail). All notices to us shall be given or sent to us at our offices located at _____________ and/or to the following email address__________________. All notices to you shall be given or sent to you at the addresses specified by you below. Each of us may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph 12.

13.       Miscellaneous: This Agreement, as it may be amended from time to time, shall become effective as of the date when it is accepted and dated below by us. This Agreement is to be construed in accordance with the laws of the State of California. This Agreement supersedes and cancels any prior agreement between us, whether oral or written, relating to the sale of shares of the Portfolios or any other subject covered by this Agreement. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect.

Very truly yours,
DLX FINANCIAL GROUP, LLC

Please return a signed copies of this Agreement to DLX Financial Group, LLC. Upon acceptance, a copy of a countersigned copy will be returned to you for your files.

Name of Firm

Address:

By
Authorized Representative

Name and Title (please print)

CRD#

ACCEPTED AND AGREED:

DLX FINANCIAL GROUP, LLC

By

Dated:

Schedule A to the Selling Dealer Agreement

If your firm has trading activity or holds positions in any of the funds listed in this schedule, all related activity must comply with the applicable fund’s prospectus. The Prospectuses for the Rimrock Funds Trust contain further information regarding criteria for shareholders to purchase shares of these funds.

Rimrock Core Bond Fund

Schedule B to the Selling Dealer Agreement

Omnibus Requirements

The Selling Dealer Agreement (the “Agreement”) obligates you to meet all applicable rules and regulations as well as the requirements described in the Rimrock Funds Trust Prospectus. This document describes certain requirements when you hold Rimrock Funds in an Omnibus Account. The Funds’ Prospectuses contain the most up-to-date information and this document should not be considered a substitute for the information in the Prospectus. Terms not defined herein shall have the same meaning as in the Agreement or the Funds’ Prospectus.

A)  You agree to comply with your firm’s policies and procedures designed to prevent excessive trading as approved by the Rimrock Funds through our certification process or agree to comply with the Rimrock Funds Trust’s policies and procedures regarding excessive trading as set forth in each Portfolio’s Prospectus.

B)  You will be responsible for determining, in accordance with the Prospectus, whether, and the extent to which a short term redemption fee or similar fee is applicable to a purchase or redemption of Portfolio shares from an underlying shareholder holding Portfolio shares within an omnibus account. You agree to transmit immediately to us, as we instruct, any short term redemption fee or similar fee to which such purchase was subject. You hereby represent that if you hold Portfolio shares subject to a short term redemption fee or similar fee, you have the capability to track, account for and remit such charge or fee. Please refer to the Portfolio’s Prospectus for more details. The Omnibus Guidelines have additional operational details as well.

C)  You agree to report to us all new purchase information by state and account for compliance with blue sky law. Specifically, you agree to report the funding of new shareholder accounts, as well as all subsequent purchases to existing shareholder accounts with exact specification of the state of residency for those specific shareholders.

D)  You agree to follow the shareholder eligibility requirements for purchases into the Institutional Share Class, if any. Institutional Class Shares may be only offered for certain types of accounts. Prior to making a purchase of Institutional Class shares, please refer to the applicable Portfolio’s Prospectus.

E)  You agree to follow applilcable Rule 12b-1 fee rules. Please refer to the applicable Portfolio’s Prospectus to determine when distribution and service fee payments commence.

F)  You agree to follow the rules when Rimrock closes a Portfolio. Portfolio management may review purchase activity and limit or restrict purchases into a Portfolio. If a Portfolio is closed, please refer to the Portfolio’s prospectus for restrictions on purchases. The Omnibus Guidelines have additional operational details as well.

G)  You agree that you will be responsible for all reporting, tax withholding requirements and TIN compliance, as required by law, with respect to any underlying shareholder holding Portfolio shares within an omnibus account.

H)  All prospectuses, proxy statements, periodic reports and other printed material will be made available to you, and all confirmations and other communications to shareholders will be transmitted to you. You will be responsible for forwarding such printed material, confirmations and communications or the information contained therein, to all underlying shareholders holding Portfolio shares within an omnibus account. However, we on behalf of the Portfolios will be responsible for the costs associated with your forwarding such printed material, confirmations and communications.

I)   You agree to maintain records demonstrating compliance with these requirements and as required by law.

Schedule C to the Selling Dealer Agreement

Rule 22c-2 Agreement

1.	Agreement to Provide Information. You agree to provide the Portfolios listed on Schedule A of the Selling Dealer Agreement appended hereto, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by you during the period covered by the request.

a.       Period Covered by Request. Unless otherwise directed by the Portfolio, you agree to provide the information specified in Section 1 of this Schedule for each trading day.

b.	Form and Timing of Response. You agree to transmit the requested information that is on your books and records to the Portfolio or its designee promptly, but in any event not later than five business days, after receipt of a request. If the requested information is not on your books and records, you agree to: (i) provide or arrange to provide to the Portfolio the requested information from shareholders who hold an account with an indirect intermediary; or; (ii) if directed by the Portfolio, block further purchases of Portfolio Shares from such indirect intermediary. In such instance, you agree to inform the Portfolio whether you plan to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Portfolio should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act of 1940.

c.	Limitations on Use of Information. The Portfolio agrees not to use the information received for marketing or any other similar purpose without your prior written consent.

2.	Agreement to Restrict Trading. You agree to execute written instructions from the Portfolio to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Portfolio as having engaged in transactions of the Portfolio’s Shares (directly or indirectly through your account) that violate policies established by the Portfolio for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Portfolio.

a.	Form of Instructions. Instructions from the Portfolio pursuant to Section 2 of this Schedule will include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions will include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

b.	Timing of Response. You agree to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by you.

c.	Confirmation by the Intermediary. You must provide written confirmation to the Portfolio that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than five business days after the instructions have been executed.

3.	Definitions.

a.	The term “Portfolio” includes the Portfolio’s principal underwriter, transfer agent or other designated affiliates. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.l

b.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Portfolio under the Investment Company Act of 1940 that are held by you.

c.	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by you in nominee name, a plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares, or a holder of interests in a variable annuity or variable life insurance contract issued by the intermediary.

d.	The term “written” includes electronic writings and facsimile transmissions.

1   As defined in SEC Rule 22c-2(b), the term “excepted Fund” means any: (1) money market Fund; (2) Fund that issues securities that are listed on a national exchange; and (3) Fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the Fund permits short-term trading of its securities and that such trading may result in additional costs for the Fund.